AMENDMENT TO
RIGHTS AGREEMENT

This AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is entered into as of May 16, 2023, by and between SilverBow Resources, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (the “Rights Agent”). The Company and the Rights Agent are referred to individually herein as a “Party” and collectively herein as “Parties.” All capitalized terms used herein and not otherwise defined herein shall have the meaning(s) ascribed to them in that certain Rights Agreement dated as of September 20, 2022, by and between the Company and the Rights Agent (the “Rights Agreement”).
RECITALS
WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement; and
WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the Parties hereby agree as follows:
1.Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:
“(a) Subject to Section 7(e) hereof, at any time after the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c) and Section 11(a)(iii) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate contained therein properly completed and duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or, following the occurrence of a Triggering Event, Common Stock, other securities, cash, or other assets, as the case may be) as to which such surrendered Rights are then exercisable and an amount equal to any tax or charge required to be paid under Section 9(e), at or prior to the earliest of (i) the Close of Business on the first day following the date of the Company’s first annual meeting of its stockholders that occurs after (but not on) the date of this Amendment, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, and (iii) the time at which the Rights are exchanged in full as provided in Section 24 hereof (the earliest of (i), (ii) and (iii) being herein referred to as the “Expiration Date”).”
2.Agreement as Amended. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended. Except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby, and each of the Company and the Rights Agent shall continue to be subject to its terms and conditions.
3.Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if such excluded terms, provisions, covenants or restrictions shall adversely affect the rights, immunities, liabilities, duties, responsibilities or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.
4.Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
5.Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A facsimile or .pdf signature delivered electronically shall constitute an original signature for all purposes.
6.Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed as of the date first above written.
SILVERBOW RESOURCES, INC.

By:    /s/ Christopher M. Abundis
Name: Christopher M. Abundis
Title: EVP, CFO and General Counsel
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
By:    /s/ Joseph Dooley
Name: Joseph Dooley
Title: Senior Vice President

[Signature Page to Rights Agreement Amendment]